                                     Registration No.333-124310 424(b)(3)

                                     Pricing Supplement No:407 Cusip:14912L2V2

                                     Dated:  October 25, 2005

Caterpillar Financial Services Corporation

Medium-Term Notes, Series F

(Floating Rate)

    With Maturities of 9 Months or More from Date of Issue

Principal Amount:       Initial Interest Rate:        Proceed Amount:

$300,000,000          4.30% including the spread       $299,550,000

Original Issue Date:          Commission Fee:          Maturity Date:

10/28/2005                      $450,000                 10/28/2008

Dealer:              Index Maturity         Spread +/-:

Merrill Lynch $200 mm              Quarterly              +0.07%

*Bill and Deliver $300 mm

(DTC #161)

LaSalle Financial Services, Inc. $100 mm

(DTC #5174)

Specified Currency:     Option to Elect Payment       Authorized Denominations

x U.S. dollars          in U.S. dollars                (only applicable if

_ Other:___________     (only applicable if           Specified Currency is

                        Specified Currency is         other than U.S.

                        other than U.S. dollars):      N/A

                            N/A

The Note is a:                                        Exchange Rate Agent          X Global Note                                     (if other than U.S.

        Certificated Note                                 Bank Trust, N.A.): N/A         (only applicable if

       Specified Currency

       is other than U.S. dollars)             Spread Multiplier: N/A

Interest Rate Basis or Bases: 3 Month LIBOR + 7 BP

LIBOR Source (only applicable if LIBOR Interest Rate Basis):

__Reuters       X Telerate

LIBOR Currency (only applicable if LIBOR Interest Rate Basis): U.S. Dollar

Maximum Interest Rate:  N/A            Interest Payment Period: Quarterly

Interest Payment Dates: Coupons will pay/reset on the 28th of January,

            April, July and October (or next good Business

            Day) modified following convention.

Initial payment due:  01/28/06.

Minimum Interest Rate: N/A

Interest Rate Reset Option: _Yes X No

Optional Reset Dates (only applicable if option to reset spread or spread multiplier): N/A

Basis for Interest Rate Reset (only applicable if option to reset spread or spread multiplier): N/A

Minimum Interest Rate: N/A            Interest Payment Dates: N/A

Stated Maturity Extension Option: _ Yes X No

Extension Period(s) and Final Maturity Date (only applicable if option to extend stated maturity): N/A

Basis for Interest Rate During Extension Period (only applicable if option to extend stated maturity): N/A

Historical Exchange Rate (only applicable if Specified Currency other than U.S. dollars): N/A

Interest Payment Dates: Coupons will pay/reset on the 28th of January,

            April, July and October (or next good Business

            Day) modified following convention.

Initial payment due:  01/28/06.

Interest Determination Dates: Two London business days prior to the reset date.

Calculation Agent (if other than U.S. Bank Trust, N.A.): N/A

Original Issue           Total Amount of OID: N/A    Terms of Amortizing     Discount Note:                                       Notes:  N/A

    Yes      x No          Issue Price (expressed

                         as a percentage of

                         aggregate principal

                          amount): 100%

Redemption Date(s) (including                        Redemption Price(s): N/A any applicable regular or

special record dates): N/A

Repayment Date(s) (including                         Repayment Price(s): N/A any applicable regular or

special record dates): N/A

Other Terms: N/A

     "The interest rates on the Notes may be changed by Caterpillar Financial

Services Corporation from time to time, but any such change will not affect the interest rate on any Notes offered prior to the effective date of the change.  After the issuance of the Notes covered by this Pricing Supplement,

$8,700.00 mm principal amount of Notes remain available for sale pursuant to the accompanying Prospectus Supplement.”

_______________________________

    Pricing Supplement to Prospectus Supplement dated June 08, 2005 and Prospectus dated May 13, 2005